EIGHTH AMENDMENT TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT



                                                                    June 5, 1997
                                                     Effective:   March 31, 1997

     THIS EIGHTH AMENDMENT IS made to the Amended and Restated Loan and Security Agreement (the "LOAN AGREEMENT"), which Amended and Restated Loan and Security Agreement took effect on April 6, 1995 as an amendment and restatement of the December 16, 1994 Loan and Security Agreement made between

          BankBoston, N.A. (Formerly known as "The First National Bank of Boston"), a national banking association with offices at 100 Federal Street, Boston, Massachusetts, as agent for the ratable benefit of the "LENDERS" being:

               BankBoston, N.A.;

                    and

               State Street Bank and Trust Company, a Massachusetts trust company with offices at 225 Franklin Street, Boston, Massachusetts 02110;

                    and

               Citizens Bank of Massachusetts, a Massachusetts savings bank with offices at 55 Summer Street, Boston, Massachusetts 02110

          and

          ACT Manufacturing, Inc., a Massachusetts corporation with its principal executive offices at 108 Forest Avenue, Hudson, Massachusetts 01749 in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

                                  WITNESSETH:

1.        AGREEMENT TO AMEND
          ------------------

     Provided each of those "Conditions to Amendment" set forth in Section 2, below, is satisfied on or before May 23, 1997, the Loan Agreement shall be amended, as set forth below, such amendment to take effect as of March 31, 1997.

/May 14, 1997/   /1/

SECTION 1-1(a) of the Loan Agreement is amended to read as follows:

          (a) As used herein, the term "AVAILABILITY" refers at any time to the lesser of (i) or (ii), below, where:

               (i)  Is the Loan Cap (defined below).

               (ii)  Is

                    (A) 80% of the face amount of each of the Borrower's Acceptable Accounts (as defined below).

                    plus
                    (B)  The lesser of

                         (I) The Inventory Cap (defined below),
                         or

                         (II) 45%  of the value of the Borrower's Acceptable Raw
                              Materials Inventory, as defined below (Acceptable Raw Materials Inventory being valued at the lower of cost or market after deducting all transportation, processing, handling charges, and all other costs and expenses affecting the value thereof).

                    Minus
                    (C) The aggregate Stated Amount (defined below) of any L/C (defined below).

SECTION 1-1(c) of the Loan Agreement is amended to read as follows:

          (c) The proceeds of borrowings under the Revolving Credit shall be used solely for the following:

               (i) Working capital for the Borrower.

               (ii) Capital Expenditures otherwise permitted by the within Agreement.

               (iii) Payments otherwise permitted pursuant to any of the following Sections of the within Agreement:
                         :    Indebtedness
                    5-18A:    Permitted Acquisitions.
                         :    Permitted Distributions
/May 14, 1997/   /2/

SECTION 1-1(d) of the Loan Agreement is amended to read as follows:

     "INVENTORY CAP":  Until May 31, 1998  : $7,500,000.00.
                       Thereafter          : 10,000,000.00.

     "LOAN CAP":  Fifty Million Dollars ($50,000,000.00)
                  minus,
                  the then aggregate Stated Amount of all L/C's.
                  minus
                  Fifty Percent (50%) of the net proceeds of any issuance, after April 30, 1997, of capital stock by the Borrower or of subordinated indebtedness permitted to be incurred pursuant to the within Agreement.


SECTION 1-13(b) of the Loan Agreement is amended to read as follows:

          (b) As compensation for its services rendered as Agent hereunder, the Agent shall have earned an agency fee, which fee shall be determined as follows:

               (i) Until December 31, 1996, at a rate equal to One Eighth of One Percent per annum of the Loan Cap.

               (ii) Commencing with calendar year 1997, at a rate of $6,250.00 per calendar quarter.

The agency fee shall be payable in arrears, with the first payment due on the first Business Day of January, 1995 and subsequent payments due on the first Business Day of each calendar quarter thereafter, on the Termination Date, and on that date on which all Liabilities are paid in full.


ARTICLE 3 is amended so that the following definitions, which appear therein, read as follows:

/May 14, 1997/   /3/

     "Commitment and Commitment Percentage": the following amounts and
          Percentages:


================================================================================
REVOLVING CREDIT:
COMMITMENTS AND PERCENTAGE COMMITMENTS
================================================================================
       LENDER
--------------------------------------------------------------------------------
                     DOLLAR COMMITMENT TO            COMMITMENT PERCENTAGE OF
                     REVOLVING CREDIT LOANS          REVOLVING CREDIT LOANS
                     ($ Millions)


BANKBOSTON                               25.0                               50%
--------------------------------------------------------------------------------
STATE STREET                             12.5                               25%
--------------------------------------------------------------------------------
CITIZENS                                 12.5                               25%
--------------------------------------------------------------------------------
   TOTALS..........                     $50.0                              100%
================================================================================



     "Debt Service Coverage Ratio": The decimal equivalent of the following fraction, each determined, without duplication, on a rolling Four (4) quarter basis:

               Numerator:
               ---------
                         EBITDA
                              plus
                         Equipment operating lease expense
                              plus
                         Funded Indebtedness, other than
                         Revolving Credit Loans
                              minus
                         Capital expenditures
                              minus
                         Distributions
                              minus
                         Taxes paid in cash

          Denominator:
          -----------
                         Interest expense
                              plus
                         Current maturities of long term debt
                         (including capitalized leases)
                              plus
                         Equipment operating lease expense

/May 14, 1997/   /4/

     "Eurodollar Rate": that per annum rate determined as the aggregate of the Eurodollar Offer Rate Plus the Euro/Libor Margin, except that, in the event that it is determined that any Lender may be subject to the Reserve Percentage, the Eurodollar Rate shall mean, with respect to any Eurodollar Rate Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all Eurodollar Rate Loans thereafter made, an interest rate per annum equal the sum of (a) plus (b), where:

               (a) is the decimal equivalent of the following fraction:
                         Eurodollar Offer Rate
                      --------------------------
                      1 minus Reserve Percentage

               (b) is the Euro/Libor Margin.

     "Interest Payment Date":  With reference to:

               (a) Any Euro/Libor Rate Loan - the last day of the Interest Period relating thereto (and if the applicable Interest Period is 6 months, then also on the Business Day which is the last day of the third month of such Interest Period).

               (b) Any Base Rate Loan - the first day of each month and the Termination Date.

     "Interest Period": (a) With respect to each Euro/Libor Rate Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of, or conversion to, such Euro/Libor Rate Loan and ending one, two, three, or six months thereafter, as the Borrower may elect in the applicable Renewal/Conversion/Borrowing Notice.

               (b) With respect to each Base Rate Loan: Subject to Subsection
          (c), below, the period commencing on the date of the making or continuation of or conversion to such Base Rate Loan and ending on that date as of which the subject Base Rate Loan is converted to a Euro/Libor Rate Loan, as the Borrower may elect in the applicable Conversion/Renewal/Borrowing Notice.

               (c) The setting of Interest Periods is in all instances subject to the following:


/May 14, 1997/   /5/

                    (i) Any Interest Period for a Base Rate Loan that would
               otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day.

                    (ii) Any Interest Period for a Euro/Libor Rate Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event such Interest Period shall end on the last Business Day of the month during which the Interest Period ends.

                    (iii) Subject to Subsection (iv), below, any Interest Period applicable to a Euro/Libor Rate Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends shall end on the last Business Day of the month during which that Interest Period ends (By way of example, if a One Month Interest Period were to begin on March 31, 1995, the last day of that Interest Period would be April 28, 1995 (a Friday).

                    (iv) Subject to Subsection (v), any Interest Period which
               would otherwise end after the Termination Date shall end on the Termination Date.

                    (v)  The Borrower shall not submit any
               Renewal/Conversion/Borrowing Notice which, if made effective, would result in a Euro/Libor Rate Loan with an Interest Period of less than one (1) month.

     "Libor Rate": that per annum rate determined as the aggregate of the Libor
          Offer Rate Plus the Euro/Libor Margin, except that, in the event that it is determined that any Lender may be subject to the Reserve Percentage, the Libor Rate shall mean, with respect to any Libor Rate Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all Libor Rate Loans thereafter made, an interest rate per annum equal the sum of (a) plus (b), where:

/May 14, 1997/   /6/

               (a) is the decimal equivalent of the following fraction:
                         Libor Offer Rate
                      ---------------------
                    1 minus Reserve Percentage

               (b) is the Euro/Libor Margin.

"Termination Date": The earliest of (a) April 30, 2000, (b) the entry of an order for relief, with respect to the Borrower, under the Bankruptcy Code, or (c) the Agent's giving of notice to the Borrower of the termination of the Revolving Credit on account of the occurrence of an Event of Default.


ARTICLE 3 of the Loan Agreement is amended by the addition of the following definition in alphabetical order
                                         therein:
     "EBITDA": The Borrower's earnings from continuing operations, before interest, taxes, depreciation, and amortization, each as determined in accordance with GAAP.


     "Euro/Libor Margin": The "Margin" referenced below, based upon the ratio of the Borrower's Total Debt to the Borrower's EBITDA on the last day of the fiscal quarter immediately preceding the fiscal quarter during which the subject Euro/Libor Margin is to be effective. Any change in such "Margin" will become effective on that date which is the sooner of (a) not more than Three (3) Business Days after the date on which the Agent shall have received a compliance certificate for the fiscal quarter in respect of whose ratio the Margin is to be set or (b) that date on which the Agent determines, based upon financial information then available to the Agent, that the Margin is to be increased or decreased from that which is then in effect:

==============================================================================
LEVEL                            TOTAL DEBT / EBITDA      MARGIN (% Per annum)
-------------------------------------------------------------------------------
I                                Less than 2.0             1.25
-------------------------------------------------------------------------------
II                               2.0 to less than 2.5      1.75
-------------------------------------------------------------------------------
III                              2.5 to less than 3.0      2.00
-------------------------------------------------------------------------------
IV                               3.0 or greater            2.25
==============================================================================

"Tangible Net Worth": The result, on the day on which compliance with any financial performance covenant applicable to Tangible Net Worth is being determined, of (a) the difference between the Borrower's assets and its liabilities, respectively as would be reflected on a balance sheet prepared in accordance

/May 14, 1997/   /7/
     with the requirements of Section 9-1, , below, minus (b) the aggregate of those of the Borrower's assets as may be deemed intangible in accordance with GAAP.

SECTION 5-6 of the Loan Agreement is amended to read as follows:

     5-6. Indebtedness. The Borrower does not and shall not hereafter have any
          ------------
Indebtedness with the exceptions of:

          (a) Any Indebtedness to the Lenders under the Revolving Credit.

          (b) The Indebtedness (if any) listed on EXHIBIT, annexed hereto.

          (c) Ordinary trade indebtedness incurred in the normal course of the Borrower's business and consistent with the Borrower's prior practices.

          (d) Indebtedness on account of equipment leases and/or secured by purchase money security interests in Equipment, the acquisition of which is permitted within the limitations on Capital Expenditures included herein (Section 9-11 ).

          (e) Indebtedness subordinated to the Liabilities pursuant to such documentation as is acceptable to the Agent and each Lender.

          (f) Indebtedness not otherwise described in this Section and not in excess of $5,000,000.00 outstanding at any one time.

SECTION 5-18 of the Loan Agreement is amended to read as follows:
     5-18.  Dividends or Investments. The Borrower shall not
            ------------------------

          (a) Pay any dividend or make any other distributions of cash and/or property with respect to any class of the Borrower's capital stock, other than a common stock dividend of the Borrower's own capital stock.

          (b) Own, redeem, retire, purchase, or acquire any of the Borrower's capital stock.

          (c) Except as otherwise permitted pursuant to Section 5-18A, below:

               (i) Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any corporation or other entity.

               (ii) Merge or consolidate or be merged or consolidated with or into any other corporation or other entity.

               (iii) Consolidate any of the Borrower's operations with those of any other corporation or other entity.

               (iv) Organize or create any Related Entity.


/May 14, 1997/   /8/

          (d) Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person.

SECTION 5-18A, to read as follows, is added to the Loan Agreement:

     5-18A.  Permitted Acquisitions.  Subject to the satisfaction of each of the
             -----------------------
following conditions, the Borrower may acquire a Person which is engaged solely in the same business as that of the Borrower, or in a business reasonably allied thereto, which acquisition may be in such form or structure as the Borrower determines as being advantageous to the Borrower's business interests:

          (a) The Borrower shall have given the Agent and each Lender written notice, with reasonable details, of the proposed acquisition not less than the earliest of (i) the date on which the Borrower would have been required, under applicable securities law, to have made disclosure of such proposed acquisition;
(ii) the date on which the Borrower effects a filing seeking any required consent, no action letter, or the like with respect to such proposed acquisition; (iii) the date on which the Borrower first became legally obligated in respect of such proposed acquisition (such as by its execution of a nondisclosure agreement); or (iv) Thirty (30) days prior to the date of such acquisition's closing. The Borrower shall promptly respond to reasonable inquiries from the Agent or any Lender concerning the financial condition, operations, and properties of the proposed target of such acquisition and the terms and conditions by which the proposed acquisition will be effected.

          (b) In the event that the consideration to be paid by the Borrower on account of such acquisition (which, for such purposes shall include the aggregate present value of all cash consideration to be paid and all indebtedness and obligations to be assumed in connection with such acquisition) is equal to or greater than Ten Million Dollars ($10,000,000.00), then

               (i) With the written notice required pursuant to Subsection (a), above, the Borrower shall provide the Agent and each Lender with a pro forma forecast of the operations of the Borrower for the Twenty Four (24) months following such acquisition, which forecast shall reflect that the Borrower shall not breach any financial performance covenant included herein; and

               (ii) The subject acquisition shall be subject to the prior written consent of the Lenders.

          (c) No Event of Default is extant immediately prior to such acquisition and none will occur in consequence of such acquisition.

/May 14, 1997/   /9/

          (d) The subject acquisition is to be effected with the consent of the target thereof.

          (e) The Borrower and the target of such proposed acquisition shall have executed such instruments and documents as required by Section 5-24 below (additional assurances) as the Agent may request.

SECTION 5-24 of the Loan Agreement is amended to read as follows:
     5-24.  Additional Assurances.
            ----------------------

          (a) The Borrower is not the owner of, nor has it any interest in, any property or asset which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the loan arrangement contemplated hereby (Article 4), will be not be subject to a perfected security interest in favor of the Agent (subject only to those Encumbrances (if any) described on EXHIBIT 5-5, annexed hereto) to secure the Liabilities.

          (b) Neither the Borrower, nor any target which is acquired by the Borrower (as to which, see Section 5-18A, above) will acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to a perfected security interest in favor of the Agent to secure the Liabilities (subject only to Encumbrances (if any) permitted pursuant to Section 5-5, above).

          (c) The Borrower shall, and shall cause any such target to, execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things, and shall cause such target to do all such things, from time to time hereafter as the Agent reasonably may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Agent's and the Lenders' security interest in the Collateral (and in any collateral granted by such target); and to comply with all applicable statutes and laws; and facilitate the collection of the Receivables Collateral (and the collection of like assets of any such target). The Borrower shall, and shall cause any such target to, execute all such instruments as reasonably may be required by the Agent with respect to the recordation and/or perfection of the security interests created herein. A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section shall be sufficient for filing to perfect the security interests granted herein.

          (d) The Borrower shall, and shall cause any such target to, maintain all of its principal operating accounts with one or more of the Lenders.

SECTION 9-3 of the Loan Agreement is amended by the addition of the following subsection:

/May 14, 1997/   /10/

          (g) The issuance by the Borrower's accountants of an "auditor's management letter" or similar communication, which notice shall be accompanied by a copy of such materials.

SECTION 10-3 of the Loan Agreement is amended to read as follows:

     10-3.  Failure to Perform Covenant or Liability (No Grace Period). The
            ----------------------------------------------------------
failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in Sections or , above, and included in any of the following provisions hereof:

               Section       Entitled..............:
               ---------------------------------------------------
               5-4            Locations
               5-5            Title to Assets
               5-6            Indebtedness
               5-7            Insurance Policies
               5-13           Pay taxes
               5-16           Hazardous Materials
               5-18           Dividends or Investments
               5-18A          Permitted Acquisitions
               5-19           Permitted Distributions
               5-22           Line Of Business
               5-23           Affiliate Transactions
               ARTICLE 7      Receivables
               9-11           Financial Performance Covenants

EXHIBIT 9-11 of the Loan Agreement is replaced by EXHIBIT 9-11 annexed to this Eighth Amendment.


2.        CONDITIONS TO EFFECTIVENESS OF AMENDMENT
          ----------------------------------------

     The within Amendment shall be effective if each of the following conditions is satisfied on or before May 23, 1997 and on the date on which such amendment is to take effect, no Suspension Event (as defined in the Loan Agreement) is extant:

     (a) Receipt by the Agent of a Certificate setting forth the text of the resolutions adopted by the Directors of the Borrower authorizing the Borrower's execution of the within Amendment, and attesting to the authority of the persons who executed the within Amendment on behalf of the Borrower.

     (b) Receipt by the Agent of a Certificate, executed by the Borrower's President and its Chief Financial Officer, respectively confirming that no Suspension Event is then extant.


/May 14, 1997/   /11/

     (c) Receipt by the Agent of an opinion of counsel to the Borrower as to the due execution and effectiveness of the within Amendment (which opinion is subject only to the same qualifications as had been included in the opinion delivered by that counsel at the initial execution of the Loan Agreement).

     (d) Receipt by the Agent of an Amendment Fee of $25,000.00.

     The Borrower hereby represents that, at the execution of the within Agreement, no Suspension Event has occurred.

     Except as amended hereby, or by the First, Second, Third, Fourth, Fifth, Sixth, and Seventh Amendments to the Loan Agreement, all terms and conditions of the Loan Agreement shall remain in full force and effect.

                              ACT MANUFACTURING, INC.
                                              (The "BORROWER")

                              By: /s/ Douglass C. Greenlaw

                              Its: CFO/VP Finance

BANKBOSTON, N.A.
          ("AGENT")

By: /s/ George M. Mandt

Its: Director/V.P.

                                 The "LENDERS"

BANKBOSTON, N.A.                    STATE STREET BANK
                                    AND TRUST COMPANY

By: /s/ George M. Mandt             By:  /s/ F. Andrew Beise

Its: Director/V.P.                  Its: Vice President

CITIZENS BANK/OF MASSACHUSETTS

By: /s/ Anne Forbes Van Nest

Its: Vice President


/May 14, 1997/   /12/